Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Annual Report on Form 20-F of Brookfield Renewable Energy Partners L.P. (“Brookfield Renewable”) of our reports dated February 26, 2016, with respect to the consolidated financial statements of Brookfield Renewable as at December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of Brookfield Renewable’s internal control over financial reporting as of December 31, 2015, included herein.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 26, 2016